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This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase and the related Letter of Transmittal which are being mailed to holders of shares of Tele-Communications, Inc. Series A Liberty Media Group Common Stock and Tele-Communications, Inc. Series B Liberty Media Group Common Stock on or about August 19, 1997. This Offer is not being made to, and tenders will not be accepted from or on behalf of, such holders in any jurisdiction where the making of the Offer would not be in compliance with the laws of such jurisdiction. In those jurisdictions whose laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Company by Salomon Brothers Inc, or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH
                                       BY
                            TELE-COMMUNICATIONS, INC.

                                 SHARES OF ITS
                   SERIES A LIBERTY MEDIA GROUP COMMON STOCK
                                      AND
                   SERIES B LIBERTY MEDIA GROUP COMMON STOCK
                    UP TO 10,000,000 SHARES IN THE AGGREGATE
                              AT $27 NET PER SHARE

     Tele-Communications, Inc., a Delaware corporation (the "Company"), invites its stockholders to tender shares of Tele-Communications, Inc. Series A Liberty Media Group Common Stock, par value $1.00 per share (the "Series A Liberty Media Group Common Stock"), and shares of Tele-Communications, Inc. Series B Liberty Media Group Common Stock, par value $1.00 per share (the "Series B Liberty Media Group Common Stock" and, together with the Series A Liberty Media Group Common Stock, the "Liberty Media Group Common Stock" or the "Shares"), up to 10,000,000 Shares in the aggregate, at $27 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Company's Offer to Purchase, dated August 19, 1997 (the "Offer to Purchase"), and in the related Letter of Transmittal, which together constitute the "Offer." The Company reserves the right, in its sole discretion, to purchase more than 10,000,000 Shares in the aggregate pursuant to the Offer.

     The Company expressly reserves the right, in its sole discretion, at any time and from time to time to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to The Bank of New York (the "Depositary") and making a public announcement thereof. The term "Expiration Date" means 5:00 p.m., New York City time, on Wednesday, September 17, 1997, unless and until the Company, in its sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire.

       -----------------------------------------------------------------

       THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON WEDNESDAY, SEPTEMBER 17, 1997, UNLESS THE OFFER IS EXTENDED.

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     The  Offer  is not  conditioned  on any  minimum  number  of  Shares  being tendered. The Offer is, however, subject to certain other conditions set forth in the Offer to Purchase.

     Upon the terms and subject to the conditions of the Offer, the Company will purchase up to 10,000,000 Shares as are validly tendered (and not properly withdrawn in accordance with the Offer to Purchase) at $27 per Share, net to the seller in cash.

     As described in the Offer to Purchase, if more than 10,000,000 Shares have been validly tendered and not properly withdrawn prior to the Expiration Date, the Company will purchase validly tendered Shares on the following basis: (a) first, all Shares validly tendered and not properly withdrawn prior to the Expiration Date by any Odd Lot Holder (as defined in the Offer to Purchase) who:
(1) tenders all Shares owned, beneficially or of record, by such Odd Lot Holder (tenders of less than all Shares owned by such a stockholder will not qualify for this preference); and (2) completes the item captioned "Odd Lots" on the Letter of Transmittal and, if applicable, on the Notice of Guaranteed Delivery; and (b) then, after purchase of all of the foregoing Shares, all other Shares validly tendered and not properly withdrawn prior to the Expiration Date, on a pro rata basis (with appropriate adjustments to avoid purchases of fractional Shares) as described in the Offer to Purchase. The Company also reserves the right, but will not be obligated, to purchase all Shares tendered by any stockholder who tendered all Shares owned, beneficially or of record, by such stockholder and who, as a result of proration, would then own, beneficially or of record, an aggregate of fewer than 100 Shares. If the Company exercises this right, it will increase the number of Shares that it is offering to purchase by the number of Shares purchased through the exercise of such right.

     For purposes of the Offer, the Company will be deemed to have accepted for payment (and therefore purchased) Shares that are validly tendered and not properly withdrawn (subject to the proration provisions of the Offer) only when, as and if it gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares or confirmation of book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility (as defined in the Offer to Purchase), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) or, in the case of book-entry transfer of tendered Shares, an Agent's Message (as defined in the Offer to Purchase), and any other documents required by the Letter of Transmittal.

     Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Company pursuant to the Offer, may also be withdrawn at any time after 12:00 Midnight, New York City time, on Wednesday, October 15, 1997. For a withdrawal to be effective, a notice of withdrawal must be in written, telegraphic or facsimile transmission form and must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering stockholder, the name of the registered holder, if different from that of the person who tendered such Shares, the number of Shares tendered and the number of Shares to be withdrawn. If the certificates for Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering stockholder must also submit the serial numbers shown on the particular certificates for Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase) (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in the Offer to Purchase, the notice of withdrawal also must specify the name and the number of the account at the applicable Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of such facility.

     The Offer is part of the Company's previously announced plan to buy back up to 55,500,000 shares of Liberty Media Group Common Stock, of which 7,277,202 shares of Series A Liberty Media Group Common Stock and 2,278,125 shares of Series B Liberty Media Group Common Stock have been repurchased since such announcement was made on August 15, 1996. The Board of Directors has determined that the financial condition and outlook of the Company and the businesses that comprise the Liberty Media Group and current market conditions, including recent trading prices of the Shares, make this an attractive time to repurchase a significant portion of the outstanding Shares, taking into account the increased interest expense associated with the borrowing required in connection with the Offer. In the view of the Board of Directors, the Offer represents an acceleration of what would otherwise have been a continuing Share repurchase program and a prudent use of the Liberty Media Group's financial resources that should benefit the Company and the holders of Liberty Media Group Common Stock over the long term. In particular, the Board of Directors believes that the purchase of Shares at this time is consistent with the Company's long-term corporate goal of seeking to increase stockholder value.

     The Offer provides stockholders who are considering a sale of all or a portion of their Shares with the opportunity, upon the terms and subject to the conditions of the Offer, to sell those Shares for cash without the usual transaction costs associated with market sales. In addition, stockholders owning fewer than 100 Shares whose Shares are purchased pursuant to the Offer not only will avoid the payment of brokerage commissions but also will avoid any applicable Odd Lot discounts payable on a sale of their Shares. Stockholders who determine not to accept the Offer will realize a proportionate increase in their relative equity interest in the Company, subject to the Company's right to issue additional Shares and other equity securities in the future.

     NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO STOCKHOLDERS AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SHARES OF SERIES A LIBERTY MEDIA GROUP COMMON STOCK OR SERIES B LIBERTY MEDIA GROUP COMMON STOCK. EACH STOCKHOLDER MUST MAKE THE DECISION WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER. THE COMPANY HAS BEEN ADVISED THAT NONE OF ITS DIRECTORS OR EXECUTIVE OFFICERS INTENDS TO TENDER ANY SHARES PURSUANT TO THE OFFER.

     THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY TENDERS ARE MADE. The information required to be disclosed by Rule 13e-4(d)(1) under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference. The Offer to Purchase and the related Letter of Transmittal are being mailed to record holders of Shares and are being furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     Any questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at its address and telephone numbers listed below. Stockholders may also contact their local broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer.

                    The Information Agent for the Offer is:
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                             D. F. KING & CO., INC.
                                77 Water Street
                               New York, NY 10005
                         (212) 269-5500 (call collect)
                        or Call Toll Free (800) 848-3410

                      The Dealer Manager for the Offer is:

                              SALOMON BROTHERS INC
                            Seven World Trade Center
                               New York, NY 10048
                                 (212) 783-2947

August 19, 1997

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